Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 (Nos. 333-125110 and 333- 196347) of Zumiez Inc. (the “Company) of our report dated March 20, 2023, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended January 28, 2023.

/s/ Moss Adams LLP

Seattle, Washington

March 20, 2023